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                                                                   Exhibit 10(e)


                          NORSTAN, INC. 1986 LONG-TERM
                                 INCENTIVE PLAN

                                   As Amended


          Amendment adopted August 8, 1995 to amend paragraph 11 to read as follows:


     11. CHANGE IN CONTROL. In case of a "Change in Control" (as such term is hereinafter defined), each employee of the Company and its subsidiaries shall be fully vested (as of the date of the Change in Control) in all shares of restricted stock, performance awards, stock appreciation rights and stock options granted or awarded under this Plan and any and all restrictions or performance requirements on the issuance, exercise or sale of said grants, awards, shares or rights under said restricted stock awards, stock performance awards, stock appreciation rights and stock options shall be waived or removed as of the date of the Change in Control. For purposes of this Plan, a Change in Control shall be deemed to occur when and if:

          e. Any Person (meaning any individual, firm, Corporation, partnership, trust or other entity, and includes a "group" (as that term is used in Sections 13(d) and 14(d) of the Act), but excludes Continuing Directors (as defined below) and benefit plans sponsored by the Company):

               (1) makes a tender or exchange offer for any shares of the Company's outstanding voting securities at any point in time (the "Company Stock") pursuant to which any shares of the Company's Stock are purchased; or

               (2) together with its "affiliates" and "associates" (as those terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the "Act")) becomes the "beneficial owner" (within the meaning of Rule 13d-3 under the Act) of at least 20% of Company's Stock; or

          f. the stockholders of the Company approve a definitive agreement or plan to merge or consolidate the Company with or into another unaffiliated corporation, to sell or otherwise dispose of all or substantially all of its assets, or to liquidate the Company; or

          g. a majority of the members of the Board become individuals other than Continuing Directors (as defined below).


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          A "Continuing Director" means: (a) any member of the Board as of June
8, 1995, and (b) any other member of the Board, from time to time, who was (i) nominated for election by the Board, or (ii) appointed by the Board to fill a vacancy on the Board or to fill a newly-created directorship, in each case excluding any individual nominated or appointed (y) at a Board meeting at which the majority of directors present are not Continuing Directors or (z) by unanimous written action of the Board unless a majority or the directors taking such action are Continuing Directors.


          Amendment adopted July 9, 1996 to amend paragraph 5(c) to read as follows:


     c. PAYMENT. Payment may be made in cash, or by such other form or forms as determined by the Committee, including shares of Common Stock, withholding of shares of Common Stock that would otherwise be issued, a cashless exercise program of a broker or agent, or any combination thereof as determined by the Committee, which has a fair market value which is not less than the option price on the date of exercise.